Exhibit 10.25

NABI BIOPHARMACEUTICALS

SUMMARY OF NON-EMPLOYEE DIRECTOR FEES

Under Nabi Biopharmaceuticals’ compensation policy for non-employee directors, each non-employee director receives an annual retainer of $20,000 plus a fee of $1,000 for each Board and committee meeting attended by the director (whether the meeting is in person or by conference telephone). Currently, each chairperson of a standing Board committee receives an annual retainer of $3,000. Effective May 2005, each member of a standing Board committee will receive an annual retainer of $2,500, and each chairperson of a standing Board committee will receive an annual retainer of $5,000, except that the chairman of the Audit Committee will receive an annual retainer of $7,500. Fees are paid for attendance at committee meetings even if they are held on the same day as Board meetings. Directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at Board and committee meetings. Under Nabi Biopharmaceuticals’ 2004 Stock Plan for Non-Employee Directors, each non-employee director may elect to be paid his or her annual retainer, in whole or in part, in shares of Common Stock in lieu of cash